Exhibit 10.16

                                    AGREEMENT


         This agreement (the "Agreement"), dated as of March 20, 1997, is among Fieldbrook Farms Ice Cream, Inc., a Delaware corporation ("Fieldbrook"), Mike's Original, Inc., a Delaware corporation (the "Company"), and Michael Rosen (the "Guarantor").

         WHEREAS, Fieldbrook manufactures ice cream products for the Company (the "Products") at its facility in Dunkirk, New York;

         WHEREAS, as of the date hereof, the Company owes Fieldbrook One-Hundred Twenty-Five Thousand Six Hundred Seventeen Dollars ($125,617.00), subject to adjustments, if any, to be mutually agreed upon by the parties hereto in their sole discretion (the "Accounts Receivable") for Products delivered to the Company prior to this date;

         WHEREAS, the Accounts Receivable are past due;

         WHEREAS, the Company has not made any profit since its inception and its accountants have qualified their reports on the financial statements of the Company with respect to the Company's ability to continue as a going concern;

         WHEREAS, the Guarantor is the founder, Chief Executive Officer and a stockholder of the Company and will benefit from the execution and delivery of this Agreement;

         WHEREAS, Fieldbrook is unwilling to continue to manufacture the Company's Product unless the Company and the Guarantor agree to enter into this Agreement; and

         WHEREAS, the Company and the Guarantor are willing to enter into this Agreement in order to induce Fieldbrook to continue the production of the Product until the termination of this Agreement pursuant to the terms hereof.

         NOW, THEREFORE, in consideration of the premises set forth above and the terms and conditions contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantor and Fieldbrook hereby agree as follows:

SECTION 1 - Supply Agreement

         (a) The Company hereby agrees that Fieldbrook shall be the exclusive supplier all Products manufactured by Fieldbrook and distributed by the Company east of the Mississippi River for a period of twenty-four (24) months from the date hereof. Fieldbrook will supply such Product on the same terms and conditions as set forth in paragraphs 1 though 15 of that certain Manufacturing, Delivery and Pricing Agreement, dated September 11, 1996 (the "Supply Agreement") presently in effect between Fieldbrook and the Company, except as set forth in the following sentence. Notwithstanding the foregoing, all Products sold by Fieldbrook to the Company shall be sold at the prices specified in the Supply Agreement, plus additional adjustments, if any, related to increases or decreases in the costs of processing the Products.

         (b) Fieldbrook shall be obligated to sell Products to the Company pursuant to SECTION 1(a) hereof and the Supply Agreement. Nothing in this Agreement or otherwise, however, shall obligate Fieldbrook to manufacture, sell or produce any new or different products or class or line of products that the Company wishes to distribute that Fieldbrook does not choose to manufacture, sell or produce for the Company, notwithstanding the fact that Fieldbrook may manufacture, sell or produce such products for one or more of its other customers. If Fieldbrook declines to manufacture, sell and produce any new product, the Company shall be free to obtain such product from another supplier.

SECTION 2 - Raw Materials

         As of the date hereof, certain raw materials or packaging used in the manufacture of the Product are owned by and stored at Sani Dairy and are described on Schedule A attached hereto. As soon as possible, but in no case later than March 25, 1997, all such raw materials and packaging shall be delivered to Fieldbrook in one or more shipments. Upon delivery; Fieldbrook shall receive good title to such raw materials and packaging. The cost of delivery shall be borne by the Company. The raw materials shall be of commercial marketable quality, and shall be valued as set forth on Schedule A. Fieldbrook will credit the Company at the time such raw material and packaging is received by Fieldbrook in an amount equal to its value as stated on Schedule A. In addition, Fieldbrook will credit the Company for packaging valued at Twenty Thousand Ninety-Nine Dollars ($20,099) heretofore delivered to Fieldbrook. Fieldbrook will examine all such raw material delivered to it on the date of delivery and will immediately notify the Company if, in the exercise of its reasonable judgment, any such raw material does not meet the standards set forth herein.

SECTION 3 - Outstanding Indebtedness

         (a) On or before the earlier of (i) the initial public offering of securities (the "Units") of the Company or (ii) April 23, 1997, the Company shall pay to Fieldbrook One Hundred Fifty Thousand Dollars ($150,000) with respect to outstanding accounts receivable. If the Company shall fail to pay such amount in full by April 30, 1997, the Company shall sell to Fieldbrook 30,000 additional fully paid and non assessable shares of the Company's common stock, $.001 par value (the "Common Stock"), for a purchase price of $300.00 and Fieldbrook agrees to purchase such Common Stock from the Company. The Company agrees to register all such Common Stock as part of the initial public offering.

         (b) All accounts receivable due and owing to Fieldbrook arising from the date hereof to and including the date of consummation of the proposed initial public offering of Units shall be paid no later than the consummation of such offering. If the Company is unable to consummate the initial public offering of the Units on or prior to May 15, 1997, Fieldbrook may terminate this Agreement and the Company shall pay to Fieldbrook upon such termination on all amounts outstanding for Products delivered to the Company.

SECTION 4 - Common Stock

         Within one day of the execution of this Agreement, the Company shall sell, convey and transfer to Fieldbrook 35,000 fully paid and nonassessable shares of the Company's Common Stock, for a purchase price of $350.00 and Fieldbrook agrees to purchase such Common Stock from the Company and execute a letter indicating its investment interest. The. Company agrees to register all of such Common Stock as part of the initial public offering discussed in SECTION 3 above. Fieldbrook agrees that it will not publicly sell any shares of Common Stock received pursuant to this Agreement for a period of six (6) months after the date of the initial public offering; provided that if the National
Association of Security Dealers, Inc. shall require Fieldbrook to hold such shares for a longer period, which shall not exceed twelve (12) months, Fieldbrook will agree to not sell such shares until such later date. All such restrictions are subject to earlier release by the underwriter of the initial public offering. The Company shall use its reasonable efforts to cause the underwriter to release Fieldbrooks' shares from the lock up if Fieldbrook desires to sell such shares as least as early as any other stockholder of the Company.

SECTION 5 - Maximum Accounts Receivable

         The Company agrees that prior to the earlier of (i) the initial public offering or (ii) April 30, 1997, Fieldbrook shall not be obligated to deliver any additional Product to the Company at any time that the accounts receivable of the Company to Fieldbrook, whether or not overdue, exceed an aggregate of Two Hundred Fifty Thousand Dollars ($250,000). Subsequent to the earlier of the initial public offering or April 30, 1997, Fieldbrook shall determine the maximum amount of outstanding accounts receivable available to the Company band upon an evaluation of the Company's creditworthiness and the Company's compliance with the terms and conditions herein.

SECTION 6 - Default

     Upon the failure of the Company to comply with the provisions herein, Fieldbrook may terminate providing Products to the Company upon ten (10) days' prior written notice to the Company (a "default"), provided that the Company does not cure such noncompliance within such ten (10) day period. Any amounts owed hereunder or under any prior agreement between Fieldbrook and the Company shall remain due and owing.

     On the occurrence of a default, Fieldbrook may exercise any rights and remedies available to it and require the Company, and the Company hereby agrees, to pay all reasonable costs and expenses incurred by Fieldbrook in connection with the enforcement of any obligations owed to Fieldbrook by the Company.

     Without limiting the foregoing, upon the occurrence of a default hereunder, Fieldbrook shall have the Immediate right to sell liquidation and dispose of all Product, raw materials and packaging held by Fieldbrook with respect to which title has not yet passed to the Company, and such sale, liquidation or disposal may take place in any manner deemed appropriate by Fieldbrook in its sole discretion.

SECTION 7 - Guaranty

         The Guarantor hereby unconditionally and irrevocably guarantees the punctual payment when due, whether on the due date, by acceleration or otherwise, of all obligations of every kind and character now or hereinafter existing, whether matured or unmatured, contingent or liquidated, of the Company to Fieldbrook, including any interest accrued thereon (including interest at the applicable rate after the filing of a petition initiating and case or proceeding in bankruptcy with respect to the Company). The Guarantor hereby acknowledges that this is a guaranty of payment and not of collection. The Guarantor hereby waives notice of acceptance of this guaranty and notice of any liability to which it may apply, and waives diligence, presentment, demand of payment, protest and notice of dishonor or nonpayment of any the obligations of the Company to Fieldbrook. The Guarantor irrevocably waives any and all rights to which he may be entitled, by operation of law or otherwise, to be subrogated to the rights of Fieldbrook against the Company.

         The guaranty set forth in this SECTION 7 shall terminate upon the consummation of the initial public offering referred to above, provided that all monies due and owing to Fieldbrook at the time of the offering are paid in full.

SECTION 8 - Termination by the Company

         This Agreement may be terminated by the Company upon the occurrence and continuance of any of the following events:

         (i) Any proceeding shall be instituted by or against Fieldbrook seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, adjustment, protection or relief under any law relating to bankruptcy, insolvency or reorganization of relief of debtors, or seeking the entry of an order for relief or the appointment of a trustee, or similar official for it, and if such proceeding is instituted against Fieldbrook such proceeding shall not have been stayed within sixty (60) days;

         (ii) Any person or entity (other than an affiliate of such person or entity) other than the stockholders of all the issued and outstanding common stock of Fieldbrook on the date hereof shall obtain beneficial ownership (as defined under Section 13(d) of the Securities Exchange Act of 1934, amended) of more than fifty-one percent (51%) of such stock, or represent more than fifty percent (50%) of the Company's Board of Directors; and

         (iii) Fieldbrook shall be in material breach of any of the terms and provisions of this Agreement, which breach shall remain uncured for a period of thirty (30) days after written notice to Fieldbrook thereof.

SECTION 9 - Amendments

         This Agreement may not be amended or waived by any party without the prior written consent of the others. No failure on the part of Fieldbrook to exercise and no delay in exercising any right hereunder shall operate as a waiver or preclude Fieldbrook from exercising any remedy or any other right permitted by law. The remedies herein are cumulative and not exclusive.

SECTION 10 - Assignment

         The rights and obligations of the parties hereto may not be assigned to any other person or entity with out the written consent of all the other parties hereto, which consent shall be in each such party's sole discretion.

SECTION 11 - Governing Law

     This Agreement shall be, governed by and interpreted and construed in accordance with the laws of the State of New York.

SECTION 12 - Jurisdiction

         The Company hereby irrevocably submits to the jurisdiction of any court in the State of New York or any United States Federal Court sitting in the State of New York over any action or proceeding arising out of or relating to this Agreement. The Company irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Company at its address set forth on the signature page hereof. The Company further waives any objection to venue in such State and any objection to an action or proceeding in such State on the basis of forum nonconveniens. The Company hereby waives any right it may have to jury trial.

SECTION 13 - Notices

         All notices given hereunder shall be in writing and delivered by facsimile, confirmation received, mailed or delivered by overnight courier, confirmed by signed receipt at the address set forth on the signature page hereof, or to such other address as any party hereto shall specify to the other parties in writing. AD notices shall be effective upon receipt.

SECTION 14 - Counterparts

         Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any party hereto may execute this Agreement by signing each counterpart.

SECTION 15 - Legal Fees

         On the earlier of the consummation of the initial public offering or May 15, 1997, the Company agrees to pay Fieldbrook all costs and expenses of Fieldbrooks legal counsel Incurred in preparing this Agreement; provided, however, that such fees and expenses shall not exceed Eight Thousand Dollars ($8,000) and shall not be included in determining the outstanding accounts receivable.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first written above.


                                 FIELDBROOK FARMS ICE CREAM, INC.

                                 By______________________________
                                 Title
                                 Address:_________________________
                                 --------------------------------
                                 Telephone No.____________________
                                 Facsimile No._____________________


                                 MIKE'S ORIGINAL, INC.

                                 By_____________________________
                                 Title
                                 Address:________________________
                                 --------------------------------
                                 Telephone No.____________________
                                 Facsimile No._____________________


                                 ------------------------------------
                                 MICHAEL ROSEN, as guarantor
                                 Address:________________________
                                 -------------------------------
                                 Telephone No. ___________________
                                 Facsimile No. ____________________